Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***]

AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT

OF

EMHU, LLC

Dated as of June 26, 2026

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	7.4.	Information Rights	15

8.	CAPITAL ACCOUNTS AND TAX MATTERS.		16

	8.1.	Tax Classification	16
	8.2.	Capital Accounts	16
	8.3	Partnership Tax Audit Rule	16
	8.4.	Tax Returns	17
	8.5.	Tax Elections	17

9.	TRANSFER OF INTERESTS		18

	9.1.	Transferability	18
	9.2.	Transfer Requirements	18
	9.3.	Consent	18
	9.4.	Withdrawal of Member	18
	9.5.	Non-complying Transfers Void	19
	9.6.	Amendment of Exhibit 3.1	19

10.	RIGHT OF CO-SALE.		19

	10.1.	Co-Sale Right	19
	10.2.	Share Includable	19
	10.3.	Purchase and Sale Agreement	19

11.	DRAG-ALONG RIGHT		19

	11.1.	Drag Along	19
	11.2.	Exercise	20
	11.3.	Miscellaneous	20

12.	TERMINATION; DISSOLUTION OF COMPANY		21

	12.1.	Termination of Membership	21
	12.2.	Events of Dissolution	21
	12.3.	Liquidation	21
	12.4.	Deemed Liquidation	22
	12.5.	No Further Claim	22
	12.6.	Cessation of Membership	22

13.	AMENDMENTS TO AGREEMENT		23

	13.1.	Amendments	23
	13.2.	Corresponding Amendment of Certificate	23
	13.3.	Binding Effect	23

14.	GENERAL		23

	14.1.	Successors; Delaware Law; Etc.	23
	14.2.	Notices, Etc.	23
	14.3.	Consent to Jurisdiction	23
	14.4.	Waiver of Jury Trial	24
	14.5.	Severability	23
	14.6.	Table of Contents, Headings	24
	14.7.	No Third Party Rights	24

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EMHU, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of EMHU, LLC (the “Company”), dated as of June 19, 2026 (“Effective Date”), is among Cardinal Power (as defined below) and Volcon Epowersports LLC, a wholly owned subsidiary of Empery Digital Inc. (“Empery”), any other members listed on the signature pages hereto and certain other Persons from time to time party hereto (collectively, the “Members”) and amends and restates in its entirety the limited liability company agreement of the Company.

RECITALS

WHEREAS, the Company was formed as a limited liability company on June 17, 2026 in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”);

WHEREAS, Empery (the “Initial Member”) entered into a Limited Liability Company Agreement of the Company (the “Original LLCA”), dated June 17, 2026, to govern the Company;

WHEREAS, the Initial Member hereby withdraws as a member of the Company and assigns its entire membership interest in the Company to the Members pursuant to the terms of this Agreement; and

WHEREAS, the Members are entering into this Agreement to amend and restate the Original LLCA in its entirety and to provide for, among other things, the management of the business and affairs of the Company, the allocation of profits and losses among the Members, the respective rights and obligations of the Members to each other and to the Company, and certain other matters.

AGREEMENT

NOW, THEREFORE, the Members agree to amend and restate the Original LLCA of the Company in its entirety as follows:

1.	DEFINITIONS

For purposes of this Agreement (a) references to “Articles,” “Exhibits” and “Sections” are to Articles, Exhibits and Sections of this Agreement unless explicitly indicated otherwise, (b) references to statutes include all rules and regulations thereunder, and all amendments and successors thereto from time to time and (c) the word “including” shall be construed as “including without limitation.”

“Accountants” is defined in Section 7.4.2.

“Act” has the meaning set forth in the Recitals.

“Additional Capital Contributions” is defined in Section 3.4.1.

“Affiliate” means with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the lead-in to this Agreement.

“Capital Call” is defined in Section 3.4.1.

“Capital Call Notice” is defined in Section 3.4.2.

“Capital Contribution” means with respect to any Member, the sum of (a) the amount of money plus (b) the fair market value of any other property (net of liabilities assumed or to which the property is subject) contributed (or deemed for U.S. federal income tax purposes to be contributed) to the Company with respect to the Interest held by such Member, which shall be the amounts specified on Exhibit 3.1 with respect to Units outstanding as of the date hereof.

“Cardinal Power” means TexStack Infrastructure, LLC, a Delaware limited liability company and a wholly owned subsidiary of Cardinal Guarantor.

“Cardinal Guarantor” means Cardinal Power, LLC.

“Certificate” means the Certificate of Formation of the Company and any amendments thereto and restatements thereof filed on behalf of the Company with the Delaware Secretary of State pursuant to the Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means the Common Units of the Company, with the rights and privileges designated in accordance with this Agreement. The number of Common Units held by each Member as of any date is set forth on Exhibit 3.1 (as amended from time to time in accordance with the terms hereof) as in effect on such date.

“Company” means the limited liability company formed by virtue of the filing of the Certificate in accordance with the Act.

“Co-Sale Right” is defined in Section 10.

“Co-Sale Units” is defined in Section 10.

“Deemed Liquidity Event” is defined in Section 12.4.1.

“Departing Member” is defined in Section 12.6.

“Designated Individual” has the meaning set forth in Section 8.2.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Member in respect of the Member’s Interest.

“Drag Along Notice” is defined in Section 11.2.

“Drag Along Seller” is defined in Section 11.2.

“Drag Along Transfer Percentage” is defined in Section 11.1.

“Drag Transaction” is defined in Section 11.1.

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“Effective Date” has the meaning set forth in the lead-in to this Agreement.

“Empery” means Volcon Epowersports LLC, a Delaware limited liability company and a wholly owned subsidiary of Empery Guarantor, and its Affiliates.

“Empery Guarantor” means Empery Digital Inc.

“Equity Securities” means, with respect to a limited liability company, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests.

“Fiscal Year” has the meaning set forth in Section 7.2.

“Initial Capital Contribution” is defined in Section 3.1.

“Interest” means, with respect to any Member as of any time, the Common Units such Member holds and the related rights and obligations in respect thereof hereunder.

“IRS” has the meaning set forth in Section 6.4

“Liabilities” means all liabilities of the Company which in accordance with U.S. generally accepted accounting principles should be carried as liabilities on the balance sheet of the Company.

“Liens” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or encumbrance.

“Managing Member” has the meaning set forth in Section 2.3.

“Member Tax Distribution” has the meaning set forth in Section 4.5.

“Members” means the Persons listed as members on Exhibit 3.1 and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member.

“Notice of Co-Sale” is defined in Section 10.

“Notice of Co-Sale Right” is defined in Section 10.

“Officers” is defined in Section 6.2.

“Participation Notice” is defined in Section 3.6.

“Participation Right” is defined in Section 3.6.

“Partnership Representative” has the meaning set forth in Section 8.2.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the U.S. Bipartisan Budget Act of 2015, together with any binding administrative guidance issues thereunder or successor provisions and any similar provisions of state or local tax laws.

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“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity or any other legal entity.

“Pro Rata Ownership” means, with respect to each Member, such number of Common Units held by such Member divided by the total number of Common Units held by all Members.

“Property PSA” means that certain purchase and sale agreement to be executed by the Company or a Subsidiary in respect of the acquisition of ownership interests of [***] (“PSA Seller”) and its subsidiaries, including, without limitation, [***] (which holds certain power contracts) and [***] (which owns fee simple title to that certain real property located in [***] and identified therein).

“Purchase and Sale Agreement” is defined in Section 10.3.

“Selling Member” is defined in Section 10.

“Subsidiary” means any Person which is controlled, either directly or indirectly, by the Company.

“Transfer” means a sale, assignment, donation, pledge, encumbrance, abandonment, disposition, grant of a security interest in or other transfer.

2.	FORMATION AND PURPOSE

2.1.           Formation. The Company was formed as a limited liability company in accordance with the Act by the filing of the Certificate with the Delaware Secretary of State. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2.           Name. The name of the Company is EMHU, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managing Member deems appropriate. The Managing Member shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Managing Member considers appropriate.

2.3.           Managing Member. The Members hereby appoint Cardinal Power to act as manager of the Company within the meaning of the Act (the “Managing Member”) with the authority to manage the Company. The Managing Member shall hold office until its resignation.

2.4.           Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be c/o The Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Managing Member.

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2.5.           Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.

2.6.           Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.7.           Certificate. The filing of the Certificate is hereby ratified and confirmed and said Person is hereby designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate, and said Person and such other Persons as may be designated from time to time by the Managing Member are hereby designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate or any certificate of cancellation of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8.           Principal Office. The principal executive office of the Company shall be located at such place as the Managing Member shall establish, and the Managing Member may from time to time change the location of the principal executive office of the Company to any other place within or without the State of Delaware. The Managing Member may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

3.	MEMBERSHIP, CAPITAL CONTRIBUTIONS, COMMON UNITS AND CAPITAL ACCOUNTS

3.1.           Members; Initial Capital Contributions; Closing Capital Contributions.

3.1.1.      The Company shall initially have two (2) Members: Cardinal Power and Empery. The Members of the Company shall be listed on Exhibit 3.1, as from time to time amended and supplemented in accordance with this Agreement.

3.1.2.      As of the Effective Date, Cardinal Power and Empery shall make (or deemed to have made) initial contributions (together, the “Initial Capital Contribution”) as follows, in each case in consideration of the number of Common Units set forth opposite such Member’s name on Exhibit 3.1 under the heading “Initial Capital Contribution”:

(a)             In consideration of $2,500,000 that an affiliate of Cardinal Power contributed to the PSA Seller in connection with the payment of the Initial Deposit (as defined in the Property PSA) prior to the Effective Date, Cardinal Power will automatically be deemed to have contributed $2,500,000 to the Company as of the Effective Date; and

(b)             On or immediately prior to the Effective Date, Empery will contribute $2,900,000 to the Company.

3.1.3.      On or immediately prior to the consummation of transactions under the Property PSA, each of Cardinal Power and Empery will contribute to the Company the amount set forth opposite such Member’s name on Exhibit 3.1 (such contribution, the “Closing Capital Contribution”), as in effect as of such date, under the heading “Closing Capital Contributions”, and as of such date each Member will thereafter continue to be deemed to hold the number of Common Units set forth opposite such Member’s name on Exhibit 3.1 under the heading “Closing Capital Contributions”.

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3.1.4.      For any amounts due from the Company to the PSA Seller in excess of the Initial Capital Contribution and Closing Capital Contribution, Cardinal Power and Empery shall, and shall cause its Affiliates (including the Company) to work in good faith together, and use commercially reasonable efforts, to secure debt financing on behalf of the Company in sufficient amounts to satisfy its obligations under the Property PSA.

3.1.5.      Exhibit 3.1 shall be amended from time to time so that it sets forth the then current list of Members, the total amount of Capital Contributions made (or deemed made) by each such Member and the number of Common Units held by such Member.

3.2.           Additional Members and Common Units. Subject to Section 5.5, the Company is authorized to issue an unlimited number of Common Units. Subject to the provisions of this Agreement, the Managing Member may issue additional Common Units and admit Persons as members in exchange for such contributions to capital (including commitments to make contributions to capital) or such other consideration (including past or future services) and on such terms and conditions as the Managing Member determines to be appropriate (including pursuant to Section 3.4); provided that, unless otherwise consented to by the Managing Member, each such Person is a “United States person” as defined in Section 7701(a)(30) of the Code. Promptly following the issuance of Common Units, the Managing Member shall cause Exhibit 3.1 and the books and records of the Company to reflect the number of Common Units issued, any members or additional members holding such Common Units and in the case of Common Units issued other than solely for services, the Capital Contribution per Common Unit. Upon the execution of this Agreement or a counterpart of this Agreement, together with any other documents or instruments required by the Managing Member in connection therewith, and the making of the capital contribution (if any) specified to be made at such time, a Person shall be admitted to the Company as a Member of the Company.

3.3.           Capital Contributions. Each Member’s Capital Contribution, if any, whether in cash or in-kind, and the number of Common Units issued to such Members shall be as set forth in Exhibit 3.1 or in the writing pursuant to which such Common Units were issued to such Member.

3.4.           Additional Capital Contributions.

3.4.1.      The Managing Member may request additional Capital Contributions (such Capital Contributions, “Additional Capital Contributions”) from the Members from time to time (a “Capital Call”), which Capital Call shall be made on a Pro Rata Ownership basis among all Members including the Managing Member, on the terms and conditions set forth in this Section 3.4.

3.4.2.      Mandatory Capital Calls. Upon the Managing Member determining to issue a Capital Call for Additional Capital Contributions, the Managing Member shall deliver to the Members prior written notice (a “Capital Call Notice”) of the Company’s request for Additional Capital Contributions, which Capital Call Notice shall specify in reasonable detail (a) the aggregate amount of such Additional Capital Contributions, (b) the proposed use of proceeds for such Additional Capital Contribution, (c) each Member’s share of such Additional Capital Contribution amount and (d) the date by which each Member must contribute its Additional Capital Contribution (“Due Date”) which Due Date shall be no earlier than ten (10) business days after delivery of the Contribution Notice. Each Member shall be required to fund its Pro Rata Ownership share of any Capital Call by the Due Date. As used in this Agreement, a “business day” shall mean a day other than a Saturday, Sunday or any other day which is a federal legal holiday in the United States or any day on which the commercial banks in the City of New York are required by law or other governmental action to close.

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3.4.3.      Failure to Fund. If any Member fails to contribute all or any portion of its share of a Capital Call by the Due Date (and such failure is not due to any action or inaction by the Company or any other Member) (such Member, a “Non-Contributing Member,” and the unfunded amount, the “Funding Shortfall”), the Company shall deliver written notice of such failure to the Non-Contributing Member, and the Non-Contributing Member shall have ten (10) business days following such notice (the “Cure Period”) to fund the Funding Shortfall in full. If the Funding Shortfall remains unfunded after the Cure Period, each other Member that has funded its full share of such Capital Call (each, a “Funding Member”) may at its sole election advance to the Company all or any portion of the Funding Shortfall, up to such Funding Member’s pro rata amount of such Funding Shortfall (calculated by taking the number of Common Units held by such Funding Member divided by the total number of Common Units held by all Funding Members) (such amount, the “Step-In Amount”) in accordance with the terms of Section 3.4.4; provided that such Step-In Amount must be funded within fifteen (15) business days following the end of the applicable Cure Period.

3.4.4.      Step-In Amount Election. A Funding Member that advances the Step-In Amount may elect, by written notice to the Company and each other Member (including the Non-Contributing Member) prior to the date of advancing such Step-In Amount, to treat such Step-In Amount as either a Member Loan under subsection (a) or a Dilution Contribution under subsection (b). Absent such election, the advance shall be treated as a Member Loan.

(a)             Member Loan. If the Funding Member elects (or is deemed to elect) to treat its Step-In Amount as a member loan (a “Member Loan”), then (a) the Step-In Amount shall be treated as a loan by the Funding Member to the Non-Contributing Member, the proceeds of which are deemed contributed to the Company by the Non-Contributing Member in satisfaction of its Additional Capital Contribution; (b) the Member Loan shall bear interest at a rate of fifteen percent (15%) per annum (or, if lower, the maximum rate permitted by applicable law), compounded monthly; and (c) all Distributions that would otherwise be payable to the Non-Contributing Member shall instead be paid to the Funding Member, applied first to accrued interest and then to principal, until the Member Loan is repaid in full, with each such payment treated for all purposes of this Agreement as having been distributed to the Non-Contributing Member. The Non-Contributing Member hereby grants the Funding Member a security interest in its Interest to secure the Member Loan and shall execute such documents as the Funding Member reasonably requests to perfect such security interest. If any Member Loan remains outstanding (in whole or in part) for 120 days or more following the date such Member Loan was made, the Funding Member may, at any time thereafter and in its sole discretion, elect by written notice to the Company and the Non-Contributing Member to convert all or any portion of the then-outstanding principal of, and accrued and unpaid interest on, such Member Loan into a Dilution Contribution. Upon such conversion, an amount equal to the Step-In Amount shall be converted as a Dilution Contribution in accordance with subsection (b) (including the issuance of additional Common Units to the Funding Member and the corresponding reduction in the Non-Contributing Member’s Pro Rata Ownership), and the Member Loan shall be deemed satisfied upon such conversion.

(b)             Dilution. If the Funding Member elects to treat its Step-In Amount as a dilution contribution (a “Dilution Contribution”) or the Funding Member elects to convert its Member Loan pursuant to subsection (a) above, then (i) the Step-In Amount shall be treated as an Additional Capital Contribution by the Funding Member; and (b) the Company shall issue to the Funding Member, and the Managing Member shall amend Exhibit 3.1 to reflect, a number of additional Common Units equal to (i) 120% of the Step-In Amount, divided by (ii) the Capital Contribution per Common Unit applicable to the relevant Capital Call (or, if none is specified, the fair market value per Common Unit as determined by the Managing Member in good faith), with a corresponding reduction in the Non-Contributing Member’s Pro Rata Ownership. The Members acknowledge and agree that the dilution effected by this subsection (b) represents a fair and reasonable approximation of the harm caused by a failure to fund and does not constitute a penalty.

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3.4.5.      No Consent Required; Cumulative Remedies. Notwithstanding Section 3.6, Section 5.5 or any other provision of this Agreement, no consent of any Member shall be required for, and the Participation Right shall not apply to, any advance, Member Loan, issuance of Common Units or dilution effected pursuant to this Section 3.4. The remedies set forth in this Section 3.4 are in addition to, and not in limitation of, any other rights or remedies available to the Funding Member or the Company at law or in equity.

3.4.6.      Guaranty.

(a)             Empery Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Company the payment of all Additional Capital Contributions that Empery is obligated to make to the Company pursuant to Section 3.4, as and when due in accordance therewith. Payments made by Empery Guarantor to the Company under this Section 3.4.6 shall constitute Capital Contributions of Empery for all purposes hereunder.

(b)             Cardinal Guarantor hereby irrevocably, absolutely and unconditionally guarantees to the Company the payment of all Additional Capital Contributions that Cardinal Power is obligated to make to the Company pursuant to Section 3.4, as and when due in accordance therewith. Payments made by Cardinal Guarantor to the Company under this Section 3.4.6 shall constitute Capital Contributions of Cardinal Power for all purposes hereunder.

3.5.           Voting Rights. Each Common Unit shall carry the right to one (1) vote per Common Unit.

3.6.           Right of Participation.

3.6.1.      In the event that the Company proposes to issue any Equity Securities and Empery has provided its prior written consent to such issuance in accordance with Section 5.5.1, the Company shall first offer Empery, and Empery shall have, the right to purchase, on the same terms and conditions as such proposed issuance, up to such number of Equity Securities as would permit Empery to maintain its then-current Pro Rata Ownership immediately following such issuance (the “Participation Right”); provided, however if such issuance by the Company is being made after the occurrence of a Funding Breach, the rights in this Section 3.6 shall not be available to Empery.

3.6.2.      The Company shall deliver to Empery written notice (a “Participation Notice”) of any proposed issuance for which Empery has granted consent under Section 5.5.1, which Participation Notice shall set forth (a) the type and number of Equity Securities to be issued, (b) the price per unit (or other consideration) and material terms of such issuance and (c) the number of Equity Securities that Empery is entitled to purchase pursuant to this Section 3.6 in order to maintain its then-current Pro Rata Ownership.

3.6.3.      Empery shall have ten (10) business days following receipt of the Participation Notice to elect to exercise its Participation Right by delivering written notice to the Company specifying the number of Equity Securities (up to the maximum set forth in the Participation Notice) that Empery elects to purchase. Following such ten (10) business day period, the Company will promptly provide written notice to Cardinal Power of Empery’s election. If Empery does not deliver such notice within such ten (10) business day period, Empery shall be deemed to have waived its Participation Right with respect to such issuance.

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3.6.4.      The purchase and sale of Equity Securities pursuant to this Section 3.6 shall be consummated pursuant to a written purchase and sale agreement between Empery and the Company, on terms no less favorable to Empery as compared to the terms agreed by any other purchaser in the same issuance.

3.6.5.      The closing of any purchase of Equity Securities by Empery pursuant to this Section 3.6 shall take place prior to or concurrently with the closing of the issuance giving rise to the Participation Right, at such time and place as the Company and Empery shall mutually agree. At such closing, Empery shall deliver payment of the aggregate purchase price in immediately available funds, and the Company shall deliver to Empery the Equity Securities to be purchased and shall cause Exhibit 3.1 and the books and records of the Company to be updated to reflect such issuance.

4.	DISTRIBUTIONS

4.1.           Managing Member Sole Discretion. The Company shall make Distributions to the Members when, as and if declared by the Managing Member and the Managing Member shall have the full and sole discretion to declare any Distributions. Except as otherwise set forth in Section 4.2, all Distributions shall be made to the Members in accordance with their Pro Rata Ownership at the times and in the aggregate amounts determined by the Managing Member.

4.2.           Pre-Closing Distribution of Initial Capital Contributions. Notwithstanding anything to the contrary set forth in this Agreement, in the event that all relevant contemplated extension periods contemplated under the Property PSA have expired and the Property PSA is terminated prior to the consummation of the transactions under the Property PSA, the funds held by the Company as a result of the Initial Capital Contributions shall be distributed as follows: (a) $2,500,000 of the Initial Capital Contributions shall be distributed to Cardinal Power and (b) $400,000 shall be distributed to Empery.

4.3.           No Violation. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a Distribution to any Member on account of such Member’s Interest in the Company if such Distribution would violate Section 18-607 of the Act or other applicable law.

4.4.           Withholding.

4.4.1.      If the Company is required by Law to pay any tax (including any federal or state withholding tax) that is specifically attributable to the status or identity of a Member, then such Member shall indemnify and reimburse the Company for the amount of such tax (including any interest or penalties). The Company may offset Distributions to any Member that it is otherwise entitled to receive under this Agreement against such Member’s obligation and such offset amounts shall be treated as Distributed to such Member for all purposes of this Agreement. A Member’s obligation to indemnify and reimburse the Company under this provision shall survive the Member’s Transfer of its Common Units in the Company and the termination, dissolution, liquidation or winding up of the Company. The Company may pursue remedies against any Member, including instituting a lawsuit to collect such indemnification and reimbursement with interest calculated at a rate equal to (i) a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks plus (ii) three percentage points per annum (but not in excess of the highest rate per annum permitted by law), compounded on the last day of each Fiscal Quarter so long as such amount remains unpaid. Any reimbursement made pursuant to this Section 4.4.1 shall increase the Member’s Capital Account, but shall not be treated as a Capital Contribution for purposes of this Agreement. This Section 4.4.1 shall not apply with respect to any imputed underpayments (within the meaning of Section 6225 of the Code) or any other amount under the Partnership Tax Audit Rules, which shall be governed by this Agreement.

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4.4.2.      The Company may deduct and withhold from any distributions or other amounts payable to any Member such taxes and other amounts as the Company is required to deduct and withhold or otherwise pay under the Code or any other applicable tax law; provided that, prior to making such deduction and withholding, the Company shall use commercially reasonable efforts to notify such Member and provide such Member with a reasonable opportunity to provide any appropriate exemption certificate or other applicable documentation to reduce or eliminate such withholding. All such amounts shall be treated for all purposes of this Agreement as having been distributed to the applicable Member. The Company shall not be liable for any over-withholding in respect of any Member, and, in the event of any such over-withholding, a Member’s sole recourse shall be as provided under law.

4.5.           Property Distributions. If any assets of the Company shall be distributed in kind pursuant to this Article 4, (i) such assets shall be distributed to the Members entitled thereto in the same proportions as the Members would have been entitled to cash Distributions, and (ii) the Company shall be treated as making a distribution equal to the Fair Market Value of the distributed assets as if such assets were sold for an amount equal to their Fair Market Value, and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Schedule A hereto.

4.6.           Tax Distributions. The Managing Member may, in its sole and absolute discretion, after taking into consideration the terms, conditions and restrictions of any debt financing agreement of the Company, the Company’s financial position and the Company’s current and reasonably anticipated cash flow requirement, cause the Company to make cash distributions to any Member in an amount intended for such Member to pay its income taxes attributable to such Member’s allocable taxable income or gain from the Company (any Distribution made pursuant to this Section 4.6 to a Member, such Member’s “Member Tax Distribution”). The amount of any Member Tax Distribution made to each Member shall be based on such assumptions (for example, with respect to the deductibility of losses and expenses) as the Managing Member may make in its sole discretion. Each Member Tax Distribution shall be treated as an advance to such Member of (and shall otherwise reduce dollar-for-dollar) any current or future Distributions to which such Member is otherwise entitled pursuant to this Agreement.

5.	STATUS, RIGHTS AND POWERS OF MEMBERS

5.1.           Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

5.2.           Return of Distributions of Capital. Except as otherwise expressly required by law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of such Member’s Capital Contributions, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any Distributions wrongfully distributed to such Member. Except as required by law, no Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any Distribution, such obligation shall bind such Member alone and not any other Member; and provided, further, that if any Member is required to return all or any portion of any Distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Members had been named in the lawsuit against the Member in question (such as where a Distribution was made pro rata to all Members and rendered the Company insolvent, but only one Member was sued for the return of such Distribution), the Member that was required to return or repay the Distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the Distributions made to them pro rata based on each such Member’s share of the Distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any Distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

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5.3.           Specific Limitations. No Member shall have the right to: (a) withdraw or reduce such Member’s Capital Contribution except as a result of the dissolution of the Company or as otherwise provided by law or in this Agreement, (b) make voluntary Capital Contributions or to contribute any property to the Company other than cash, except as otherwise provided in this Agreement, (c) bring an action for partition against the Company or any Company assets, (d) cause the termination and dissolution of the Company, except as set forth in this Agreement or (e) upon the Distribution of its Capital Contribution require that property other than cash be distributed in return for its Capital Contribution.

5.4.           Meetings of Members. Meetings of Members shall be held and conducted, and, subject to the provisions of this Agreement including Section 3.5, the voting rights of Members shall be, as set forth on Exhibit 5.4 hereto.

5.5.           Protective Covenants. Notwithstanding any provision of this Agreement (including any Exhibits hereto) to the contrary, the Company shall not, and shall not permit any Subsidiary to, without the prior written consent of Empery (which consent, except as otherwise set forth below to the contrary, shall be in Empery’s sole and absolute discretion so long as Empery holds at least 5% of the Common Units), whether by amendment of this Agreement, reclassification, merger, consolidation, reorganization or otherwise (with any action taken without such consent being void ab initio):

5.5.1.      issue, reclassify or authorize any Equity Securities of the Company (other than any issuance of Common Units pursuant to Section 3.4, including any Dilution Contribution under Section 3.4.4(b)), provided that, such prior written consent shall not be necessary if (i) Empery breaches its obligation to fund an Additional Capital Contribution in accordance with Section 3.4, and (ii) such breach remains uncured at the end of the Cure Period (the occurrence of (i) and (ii) together, a “Funding Breach”);

5.5.2.      create or adopt any equity (or equity-linked) compensation plan or amend any such plan to increase the number of shares authorized for issuance thereunder;

5.5.3.      (a) amend the organizational documents of the Company in a manner that is disproportionately adverse to Empery or minority holders generally or (b) amend or modify in a manner that is disproportionately adverse to Empery or minority holders generally Section 4.4, Section 4.5, Section 4.6, Article 8, Schedule A or any other provision of this Agreement relating to tax matters or the allocation of Net Income, Net Loss or other items of income, gain, loss, deduction or credit; provided that, notwithstanding anything to the contrary set forth in Section 5.5 above, this consent right, for the avoidance of doubt, shall be in Empery’s sole and absolute discretion and shall apply so long as Empery holds any Common Units and in the event of a Funding Breach, shall be in Empery’s sole and absolute discretion only so long as Empery holds at least 5% of the Common Units);

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5.5.4.      enter into, amend, assign, or terminate related party agreements with Cardinal Power or any of its Affiliates, other than related party agreements for the provision of bookkeeping, accounting, tax, administrative, part-time chief financial officer or other similar services in the ordinary course of business or in connection with a Rule 144A offering or other financing transaction undertaken for the benefit of the Company (such agreements, “Permitted Agreements”), for which the aggregate consideration payable by the Company and its Subsidiaries for all such Permitted Agreements does not exceed $350,000 in any calendar year; or

5.5.5.      enter into any agreement to undertake any of the foregoing actions or that may otherwise obligate the Company to undertake any of the foregoing actions in the future.

6.	DESIGNATION, RIGHTS, AUTHORITIES, POWERS, RESPONSIBILITIES AND DUTIES OF THE MANAGING MEMBER

6.1.           Authority of Managing Member. Except as provided in the Act or as expressly provided herein, the Managing Member shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Managing Member or Persons designated by the Managing Member, including officers and agents appointed by the Managing Member, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, but subject to any specific provisions hereof granting rights to Members, the Managing Member shall have the power to perform any acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under Delaware law.

6.2.           Appointment of Officers. The Managing Member may appoint individuals with titles as the Managing Member may elect (“Officers”), including the titles of: (i) President and Chief Executive Officer; (ii) Vice President; (iii) Secretary; and (iv) Treasurer to act on behalf of the Company with such power and authority as the Managing Member may delegate in writing to any such Officer. An Officer may be removed at any time by the Managing Member, with or without cause. Any Officer may resign at any time upon Notice to the Managing Member.

6.3.           Reliance by Third Parties. Any person or entity dealing with the Company or the Members may rely upon a certificate signed by the Managing Member as to: (a) the identity of the Members, (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by Members or are in any other manner germane to the affairs of the Company, (c) the Persons which are authorized to execute and deliver any instrument or document of or on behalf of the Company, (d) the authorization of any action by or on behalf of the Company by the Managing Member or any officer or agent acting on behalf of the Company or (e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or the Members.

6.4.           Tax Status. Each Member shall deliver to the Company a duly executed, valid and properly completed Internal Revenue Service (“IRS”) Form W-9 (or successor form) (a) prior to becoming a Member, (b) promptly upon the reasonable request of the Company and (c) promptly upon any such previously delivered form becoming incorrect or obsolete.

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6.5.           Waiver of Fiduciary Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, to the fullest extent permitted by the Act (including Section 18-1101(c) of the Act), the Managing Member shall not owe any duties (including any fiduciary duty, duty of care or duty of loyalty) to the Company, any Member or any other Person bound by this Agreement, and all such duties (including all fiduciary duties) are hereby waived and eliminated; provided, that the foregoing shall not eliminate the implied covenant of good faith and fair dealing. In exercising its rights and performing its obligations under this Agreement, the Managing Member shall be entitled to act or refrain from acting in its sole discretion and in its own interest (including the interests of its Affiliates) and shall have no obligation to consider the separate interests of any other Member, and no such action or omission shall constitute a breach of this Agreement or of any duty so long as it does not violate the implied covenant of good faith and fair dealing. Except as provided in this Agreement to the contrary, notwithstanding any duty (including any fiduciary duty) that might otherwise exist at law or in equity, whenever in this Agreement a Member is permitted or required to make a decision affecting or involving the Company, any Subsidiary, any Member or any other Person, such Member shall be entitled to consider the advice of counsel, advisors and only such other interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Subsidiary or any Member. Without limiting the foregoing, each Member acknowledges that the exercise of the rights of any Member under this Agreement and the taking of action on behalf of the Company or any Subsidiary or with respect to the Company assets (including, without limitation, with respect to the sale or other disposition of all or any portion of the Company assets) may arise at a time when current market conditions and other factors may be materially disadvantageous to the Company, any Subsidiary or any other Member. Notwithstanding the foregoing, the Company and the Members acknowledge and agree that nothing herein shall limit the Managing Member’s obligations to, and Managing Member shall, operate the Company in accordance with its duty of good faith and fair dealing.

6.6.           Exculpation and Indemnification. As used in this Section 6.6, “Indemnified Person” means the Managing Member and each of its Affiliates, and each of their respective members, managers, partners, equityholders, directors, officers, employees and agents (including any Officer appointed pursuant to Section 6.2), in each case acting in such capacity in connection with the business or affairs of the Company.

6.6.1.      Exculpation. No Member or Officer of the Company shall be liable to the Company or any other Member for any loss, damage, liability, cost or expense arising out of or in connection with any act or omission taken or omitted by such Member or Officer in connection with the Company or this Agreement, so long as such act or omission was taken or omitted in good faith and in the reasonable belief that it was within the scope of authority conferred by this Agreement, except for any loss, damage, liability, cost or expense that is finally determined by a court of competent jurisdiction (in a judgment not subject to appeal) to have resulted primarily from such Member’s or Officer’s fraud, gross negligence, willful misconduct, bad faith or knowing violation of law. The Managing Member shall not be liable to the Company or any Member for any act or omission of any Officer, agent or employee of the Company selected or engaged by the Managing Member in good faith. In the event of any inconsistency between the terms of this Section 6.6.1 and the exculpation and indemnification provisions contained in the organizational documents of any Subsidiary, the terms of this Section 6.6.1 shall govern.

6.6.2.      Indemnification; Advancement. To the fullest extent permitted by the Act, the Company shall indemnify, defend and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities, judgments, fines, settlements, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by such Indemnified Person by reason of any act or omission taken or omitted in connection with the Company or this Agreement; provided, that such Indemnified Person shall not be entitled to indemnification for any Losses finally determined by a court of competent jurisdiction (in a judgment not subject to appeal) to have resulted from such Indemnified Person’s fraud, gross negligence, willful misconduct, bad faith or knowing violation of law. Expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person in defending any claim subject to indemnification under this Section shall be advanced by the Company prior to the final disposition of such claim upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it is ultimately determined that such Indemnified Person is not entitled to be indemnified hereunder.

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6.6.3.      Non-Exclusive; Recourse; Survival. The rights to exculpation and indemnification under this Section 6.6 are in addition to, and not in limitation of, any other rights to which an Indemnified Person may be entitled under any other agreement, vote of the Members or otherwise, and shall continue as to a Person who has ceased to serve in the capacity that entitled such Person to such rights. Any indemnification or advancement under this Section 6.6 shall be satisfied solely out of the assets of the Company, and no Member shall have any personal liability on account thereof or be required to make any additional Capital Contribution to fund any such amount. The Company may purchase and maintain insurance, at its expense, on behalf of any Indemnified Person against any liability described in this Section 6.6. This Section 6.6 shall survive any termination of this Agreement.

6.7.           Other Activities. Each of the Members recognizes, acknowledges and agrees that: (a) each of the other Members and its direct and indirect members, managers, partners, shareholders, officers, directors, employees, agents, representatives, and Affiliates, have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company or a Subsidiary, (b) each of the other Members and its direct and indirect partners, managers, members, shareholders, officers and directors, employees, agents, representatives, and Affiliates, are entitled to carry on such other business interests, activities and investments, whether or not competitive with the Company or any Subsidiary, without any obligation to offer any interest in such activities to the Company, any Subsidiary or to the other Members, and the pursuit of such activities, even if competitive with the business of the Company or any Subsidiary, shall not be deemed wrongful or improper or breach of any duties hereunder, and (c) neither the Company, any Subsidiary, nor any Member (or any Affiliate of any Member) shall have any right by virtue of this Agreement either to participate in or to share in any other now existing or future ventures, activities or opportunities of any of the other Members or their Affiliates, or in the income or proceeds derived from such ventures, activities or opportunities.

7.	BOOKS, RECORDS, ACCOUNTING AND REPORTS

7.1.           Books and Records. The Company shall maintain at its principal office or such other office as the Managing Member shall determine all of the following:

(a)             A current list of the full name and last known business or residential address of each Member;

(b)             Information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

(c)             A copy of the Certificate and this Agreement, including any amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement or any amendments have been executed;

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(d)             Copies of the Company’s federal, state and local income tax returns, reports or information returns;

(e)             The audited financial statements of the Company; and

(f)              The Company’s books and records.

7.2.           Fiscal Year; Financial Statements. Unless changed by the Managing Member or as otherwise required by applicable law, the fiscal year of the Company shall be the 12-month period beginning on the first day of January and end on the last day of December each year (the “Fiscal Year”). Subject to the limitations set forth in Section 7.4.2, the Managing Member shall cause books of account to be maintained reflecting the operations of the Company and shall cause to be prepared for the Members at least annually, at the Company’s expense, audited financial statements of the Company and its Subsidiaries prepared in accordance with U.S. generally accepted accounting principles.

7.3.           Filings. The Managing Member, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative authorities, all reports required to be filed by the Company with those entities under the then current applicable laws, rules and regulations.

7.4.           Information Rights.

7.4.1.      Access to Records. The Company shall permit each Member, at such Member’s expense, to examine the Company’s books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Member in connection with monitoring or making decisions with respect to its investment in the Company, provided, however, that the Company shall not be obligated to create any new information or materials or provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

7.4.2.      Financial Reports; Etc. The Company shall provide to the Members, the following: (a) as soon as practicable, but not later than twenty (20) days after the end of each monthly accounting period, unaudited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in membership interests for such monthly accounting period and a balance sheet as of the last day thereof, each prepared in accordance with U.S. generally accepted accounting principles, subject to normal year-end adjustments and the absence of footnote disclosure; (b) as soon as practicable, but not later than forty (40) days after the end of each quarterly accounting period, unaudited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in membership interests for such quarterly accounting period and a balance sheet as of the last day thereof, each prepared in accordance with U.S. generally accepted accounting principles, subject to normal year-end adjustments and the absence of footnote disclosure; (c) as soon as practicable, but not later than on eighty-five (85) days after the end of each Fiscal Year of the Company, audited consolidated financial statements of the Company, which shall include statements of income, cash flows and changes in membership interests for such Fiscal Year and a balance sheet as of the last day thereof, each prepared in accordance with U.S. generally accepted accounting principles, audited and accompanied by the report of a nationally recognized firm of independent certified public accountants selected by the Company’s Managing Member (the “Accountants”); and (d) promptly upon request, such other information as may be reasonably requested by a Member. The parties recognize that so long as Cardinal Power selects the same Accountant that Empery uses for its financial statements and coordinates in good faith to provide such accountant with the relevant information required to deliver the foregoing, Cardinal Power shall not be responsible for delays caused by such Accountant.

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8.	CAPITAL ACCOUNTS AND Tax Matters.

8.1.           Tax Classification. The Company and each Member acknowledge and agree that the Company intends to be treated as a partnership (other than a publicly traded partnership) for U.S. federal (and any applicable state and local) income tax purposes, and each Member shall take such actions and make such elections (or refrain from taking any actions or elections) as may be necessary to achieve the foregoing.

8.2.           Capital Accounts. The Company shall maintain a capital account for each Member in accordance with Section 704(b) and 704(c) of the Code, the principles of the Treasury Regulations promulgated thereunder and the provisions set forth in Schedule A hereto. The Company’s Net Income and Net Loss (as defined in Schedule A) shall be allocated to the Members as set forth in Schedule A.

8.3.           Partnership Tax Audit Rules.

8.3.1.      The Managing Member is hereby designated as the “partnership representative” as defined in Section 6223 of the Partnership Tax Audit Rules (the “Partnership Representative”). The Partnership Representative shall select an individual to act on behalf of the “partnership representative” (the “Designated Individual”). If any U.S. state, local or non-U.S. tax law provides for a partnership representative or person having similar rights, powers, authority or obligations, the Partnership Representative and Designated Individual shall also serve in such capacity. The Partnership Representative shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6231 of the Partnership Tax Audit Rules with respect to the Company. All rights, powers and authority conferred upon the Partnership Representative shall also be conferred on the Designated Individual.

8.3.2.      If for any reason the Company is liable for a tax (including any “imputed underpayment” under the Partnership Tax Audit Rules), interest, addition to tax or penalty as a result of any audit (including state and local audits), each Person who was a Member during the taxable year of the Company that was audited, even if such Person is no longer a Member, including as a result of a Transfer of such Member’s Interest (unless a transferee Member has agreed to bear such liability in an appropriate document evidencing a Transfer), shall pay to the Company an amount equal to such Person’s proportionate share of such liability (and any expenses incurred by the Company in adjudicating or otherwise resolving such liability), as determined in good faith by the Partnership Representative, based on the amount each such Person should have borne (computed at the tax rate used to compute the Company’s liability) had the Company’s tax return for such taxable year reflected the audit adjustment, and the expense for the Company’s payment, adjudication or other resolution of such tax, interest, addition to tax and penalty shall be specially allocated to such Persons (or their successors) in such proportions. If the Partnership Representative causes the Company to duly and timely make an election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder, each Person who was a Member during any taxable year of the Company that was audited will be required to personally bear any tax, interest and penalty resulting from adjustments based on such audit and, if such an election is made, the Partnership Representative shall notify each such Person (and the IRS) of their share of such audit adjustments.

8.3.3.      Each Member agrees to (i) reasonably cooperate with the Partnership Representative, (ii) provide tax and other information reasonably requested by the Partnership Representative that is reasonably available to such Member, (iii) execute, certify, acknowledge and deliver such documents and certifications as may be reasonably requested by the Partnership Representative in relation to any tax matter governed by this Section 8.3, (iv) do or refrain from doing any or all things reasonably requested by a Partnership Representative in connection with any tax proceeding (including any audit, examination or investigation) of the Company, and (v) take any action reasonably requested by the Partnership Representative (or refrain from taking action so requested) in order to satisfy any requirement under the Partnership Tax Audit Rules, including taking into account any allocation or adjustment of taxes, interest and penalties determined by the Partnership Representative under the Partnership Tax Audit Rules, including in each case in connection with (x) a modification of any proposed “imputed underpayment” under the Partnership Tax Audit Rules (including the “pull-in” procedure), (y) an election under 6226 of the Code, or (z) any other action taken by a Partnership Representative; provided that, notwithstanding anything to the contrary herein, no Member shall be required by the Company or the Partnership Representative to amend such Member’s tax returns in connection with a Partnership Audit, including for any adjustment proposed by the applicable tax authority pursuant to Section 6225(c)(2) of the Code or any analogous provisions of the Partnership Tax Audit Rules.

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8.3.4.      The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred by it, in its capacity as the Partnership Representative, including in connection with any administrative or judicial proceeding with respect to the tax liability of the Company or the Members so long as the Partnership Representative has acted in good faith and in a manner consistent with the authority granted to it under this Agreement.

8.3.5.      This Section 8.3 shall survive a Member’s withdrawal from the Company and the liquidation of the Company.

8.4.           Tax Returns. The Company shall timely cause to be prepared all U.S. federal, state, local and non-U.S. tax returns (including information returns) of the Company and shall cause such returns to be timely filed. The Company shall furnish to each Member (a) an estimated Schedule K-1 no later than March 1 after the end of each taxable year and (b) a final Schedule K-1 and any other information that such Member may reasonably require for the preparation of its U.S. federal and state income tax returns no later than May 31 following the end of such taxable year. Each Member agrees not to, except as otherwise required by applicable law or regulatory requirements, (1) treat, on such Member's income tax returns, any item of income, gain, loss, deduction or credit relating to such Member's interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Schedule K-1 or other information statement furnished by the Company to such Member for use in preparing such Member's income tax returns or (2) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Company, the filing of any amended return of the Company or claim for refund by the Company in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (a) the Partnership Representative shall be authorized to act for, and its decision shall be final and binding upon, the Company and all Members and (b) all expenses incurred by the Partnership Representative or Designated Individual in connection therewith (including attorneys', accountants' and other experts' fees and disbursements) shall be expenses of, and payable by, the Company.

8.5.           Tax Elections. The Managing Member may, in its sole discretion exercised in good faith, cause the Company to make or revoke any tax election that the Managing Member deems appropriate and consistent with applicable law, including without limitation an election pursuant to Section 754 of the Code.

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9.	TRANSFER OF INTERESTS

9.1.           Transferability. Any Member may, subject to this Article 9 and Article 10, Transfer some or all of its Common Units to a third party transferee.

9.2.           Transfer Requirements.

9.2.1.      General. No Person to whom any Member’s Interest is Transferred shall be admitted to the Company as a Member unless the Managing Member approves the admission and creditworthiness of the new transferee and a duly executed written instrument of Transfer is provided to the Managing Member, specifying the Common Units being transferred and setting forth the intention of the Member effecting such Transfer that the transferee is to succeed to a portion or all of such Member’s Interest as a Member and such transferee’s written acceptance and agreement to be bound by and to comply with the provisions hereof; provided that, no Transfer may be made if, following the proposed Transfer, the Company could, as a result of such Transfer, be treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and Treasury Regulations promulgated thereunder.

9.2.2.      Empery Restrictions. Any Transfer by Empery (or the interests of Empery Guarantor in Empery) to (a) any Person engaged in a business that competes, directly or indirectly, with Cardinal Power or any of its Affiliates (each, a “Competitor”) or (b) any Person that has, within the preceding three (3) years, publicly proposed or commenced a proxy contest, consent solicitation, or other activist campaign against Cardinal Power or any of its Affiliates (each, an “Activist Investor”), in each case, shall require the prior written consent of Cardinal Power, such consent not to be unreasonably withheld, conditioned or delayed.

9.2.3.      Right of First Refusal. Prior to any Transfer by any Member of any of its Common Units (or direct interests in Empery or Cardinal Power) to a third party (other than a Transfer to an Affiliate of such Member or a Transfer effected pursuant to Article 11), such Member shall first offer such Common Units to each other Member by delivering written notice (a “ROFR Notice”) to each other Member and the Company setting forth the number of Common Units proposed to be Transferred, the proposed purchase price, and the material terms and conditions of the proposed Transfer, including the identity of the proposed transferee. Each other Member shall have twenty (20) business days following receipt of the ROFR Notice to elect, by written notice to the Company and the transferring Member, to purchase all (but not less than all) of its pro rata portion of such Common Units at the price and on the terms set forth in the ROFR Notice. If a Member does not elect to exercise its right of first refusal within such period, the transferring Member may, subject to the other provisions of this Article 9 and Article 10, Transfer such Common Units to the proposed transferee at a price not less than, and on terms no more favorable to the transferee than, those set forth in the ROFR Notice, within ten (10) business days following the expiration of such period; any such Transfer not consummated within such period shall again be subject to this Section.

9.3.           Consent. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 9, if applicable, with respect to any proposed Transfer, the Person proposed to be such transferee shall be admitted as a Member.

9.4.           Withdrawal of Member. If a Member Transfers all of its Interest in compliance with Article 9 and the transferee of such interest is admitted as a Member pursuant to Section 9.3, such transferee shall be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the transferee is admitted and, immediately following such admission, the transferor shall cease to be a Member of the Company. Upon the transferor’s withdrawal from the Company, the withdrawing transferor shall not be entitled to any Distributions from and after the date of such withdrawal or transfer.

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9.5.           Non-complying Transfers Void. Any Transfer in contravention of this Article 9 shall be void and of no effect, and shall not bind nor be recognized by the Company.

9.6.           Amendment of Exhibit 3.1. In the event of any Transfer pursuant to this Article 9, the Managing Member shall promptly amend Exhibit 3.1 to reflect such Transfer or Member admission, as the case may be.

10.	RIGHT OF CO-SALE.

10.1.        Co-Sale Right. In the event that any Common Units held by Cardinal Power or any of its Affiliates are to be Transferred in one or a series of transactions to a third party not Affiliated with Cardinal Power, Empery shall have a right, but not an obligation, to Transfer (a “Co-Sale Right”) its Common Units (the “Co-Sale Units”) at the same price and otherwise on the same terms and conditions as the Common Units being Transferred by Cardinal Power or its Affiliates, subject to the terms and conditions set forth in this Article 10. If Cardinal Power or any of its Affiliates desires to effect a Transfer, Cardinal Power or such Affiliate (a “Selling Member”) shall first deliver written notice (the “Notice of Co-Sale Right”) to the Company and Empery, setting forth the number of Common Units to be Transferred, the price offered and the material terms of such proposed Transfer and, if applicable, the name and address of the proposed transferee. Empery may exercise its Co-Sale Right by giving a written notice (the “Notice of Co-Sale”) to the Selling Member within twenty (20) business days after receipt of the Notice of Co-Sale Right. For the avoidance of doubt, Cardinal Power may combine a ROFR Notice and a Notice of Co-Sale with respect to the same contemplated Transfer into one single notice, and Empery shall be entitled to elect to exercise either its right of first refusal or its Co-Sale Right with respect to such Transfer, but not both.

10.2.        Share Includable. Empery may include in the Transfer all or any part of its Common Units equal to the product obtained by multiplying (i) an aggregate number of Common Units subject to the Transfer by (ii) a fraction, the numerator of which is the number of Common Units it owns immediately before the consummation of the Transfer and the denominator of which is the total number of outstanding Common Units. The number of Common Units that the Selling Member may Transfer in a Transfer shall be correspondingly reduced.

10.3.        Purchase and Sale Agreement. Empery and the Selling Member agree that the terms and conditions of any Transfer in accordance with this Article 10 will be memorialized in, and governed by, a written purchase and sale agreement with the prospective transferee (a “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and Empery and the Selling Member further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Article 10. Notwithstanding the foregoing, if any prospective transferee refuses to purchase securities subject to the Co-Sale Right hereunder or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to Empery, no Selling Member may sell any Common Units to such prospective transferee unless and until, simultaneously with such sale, such Selling Member purchases all securities subject to the Co-Sale Right from Empery on the same terms and conditions set forth in the Notice of Co-Sale Right.

11.	DRAG-ALONG Right

11.1.        Drag Along. If Cardinal Power elects to consummate a Deemed Liquidity Event (each, a “Drag Transaction”), each other Member agrees to comply with the applicable terms in this Article 11 if Cardinal Power delivers a Drag Along Notice pursuant to Section 11.2 below. If any such Deemed Liquidity Event is structured as a sale of Common Units, Cardinal Power shall specify the number of Common Units to be Transferred and each Member agrees to Transfer in the Deemed Liquidity Event the same proportion of Common Units, as calculated on a Pro Rata Ownership, held by such Member that Cardinal Power proposes to Transfer (each a “Drag Along Transfer Percentage”) to a prospective purchaser in the manner and on the terms set forth in this Article 11.

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11.2.        Exercise. If Cardinal Power elects to exercise its rights under this Article 11, it shall furnish a written notice (the “Drag Along Notice”) to each other Member. The Drag Along Notice shall set forth the principal terms of the proposed Drag Transaction, and, insofar as it relates to a Transfer of Common Units, shall include (a) the total number and class of Common Units to be acquired by the proposed purchaser in the Transfer, (b) the number and class of Common Units to be acquired from Cardinal Power, (c) the Drag Along Transfer Percentage, (d) the estimated consideration per Common Unit to be received in the proposed Transfer and (e) the name and address of the proposed purchaser. Each Member (the “Drag Along Seller”) shall be bound and obligated to Transfer the Drag Along Transfer Percentage of Common Units held by such Member in the proposed Transfer on the same terms (subject to Section 4.1, Article 10 and Section 11.3), with respect to each applicable Unit Transferred, as Cardinal Power’s Common Units. Subject to the provisions of this Section 11.2, Article 10 and Section 11.3, the Company and each other Member shall be obligated to consummate, consent to and raise no objection to the proposed Drag Transaction described in the Drag Along Notice and to take all other actions reasonably necessary or desirable to consummate such proposed Drag Transaction on the terms proposed by Cardinal Power.

11.3.        Miscellaneous. The following provisions will be applied to any proposed Deemed Liquidity Event to which Section 11.1 and Section 11.2 apply:

11.3.1.   In the event the consideration to be paid in exchange for Common Units in a proposed Transfer pursuant to Section 11.1 and Section 11.2 includes any securities in connection with the receipt thereof by a Drag Along Seller that applicable law would require the registration or qualification of such securities, Cardinal Power shall have the right, but not the obligation, to cause to be paid to such Drag Along Seller in lieu thereof, against surrender of Common Units (in accordance with Section 11.1 and Section 11.2 hereof) which would have otherwise been Transferred by such Drag Along Seller to the proposed purchaser in the proposed Transfer, an amount in cash equal to the distributions that would then be payable with respect to such Common Units if all of the assets of the Company were sold for cash equal to their fair market values, all Company liabilities were satisfied (limited, in the case of nonrecourse liabilities, to the fair market value of the assets securing such liabilities) and the net assets of the Company were distributed in accordance with Section 4.1, as of the date such securities would have been issued or delivered in exchange for such Common Units.

11.3.2.   Each Drag Along Seller, whether in its capacity as a Drag Along Seller, Member, manager or officer of the Company or otherwise, shall take or cause to be taken all such actions as may be reasonably necessary or reasonably desirable in order expeditiously to consummate the Deemed Liquidity Event pursuant to Section 11.1 and Section 11.2 and any related transactions, including executing, acknowledging and delivering agreements, consents, assignments, releases, waivers and other documents or instruments (including any confidentiality, non-competition or non-solicitation agreements, covenants, obligations or arrangements that Cardinal Power or the proposed transferee may reasonably request); furnishing information and copies of documents in the possession of such Drag Along Seller; filing or assisting in the filing of applications, reports, returns and other documents or instruments with governmental authorities; and otherwise cooperating with Cardinal Power and the proposed buyer. Without limiting the generality of the foregoing, each Drag Along Seller agrees to execute and deliver such agreements as may be reasonably specified by Cardinal Power to which Cardinal Power will also be party; provided, that the terms (subject to Section 4.1) of such agreements do not impose on the Drag Along Sellers terms less favorable to the Drag Along Sellers as compared to the terms imposed on Cardinal Power. Each Drag Along Seller (a) agrees to cast all votes to which such holder is entitled in respect of the Common Units, whether at any annual or special meeting, by written consent or otherwise, to approve any Transfer, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its Subsidiaries (or all or any portion of their respective assets) pursuant to which a Deemed Liquidity Event may be effected pursuant to this Article 11 and (b) hereby grants to Cardinal Power an irrevocable proxy, which proxy shall be valid and remain in effect until the provisions of this Section 11.3.2 expire, coupled with an interest, to vote such Drag Along Seller’s Common Units in connection with, or in furtherance of, the exercise by Cardinal Power of its rights under this Article 11.

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11.3.3.   Expenses. All reasonable costs and expenses incurred by any Drag Along Seller in connection with any proposed Deemed Liquidity Event pursuant to this Article 11 (whether or not consummated), including all attorneys’ fees and expenses, shall be paid by the Company.

11.3.4.   Purchase and Sale Agreement. The Company and each Drag Along Seller agree that the terms and conditions of any Drag Transaction will be memorialized in, and governed by, a written purchase and sale agreement with the prospective purchaser with customary terms and provisions for such a transaction, and the Company and each Drag Along Seller further covenant and agree to enter into such purchase and sale agreement and shall otherwise agree to complete such transaction on customary terms and conditions and pursuant to customary documents. Such purchase and sale agreement shall provide, among other things, that (i) it is the sole beneficial and record owner of the Common Units being sold by such Drag Along Seller, with valid and good title to the interests, (ii) it is duly organized and in good standing under the applicable laws of its jurisdiction of formation and jurisdictions where it conducts business, (iii) such interests are being validly transferred free and clear of all liabilities and Liens (other than transfer restrictions arising from applicable securities laws), (iv) the due authorization, execution and delivery of any agreement entered into in connection therewith, and (v) its power and authority to enter into such agreement and consummate the transactions contemplated thereby without the consent or approval of any other Person.

11.3.5.   Closing. The closing of a Drag Transaction shall take place at such time and place as Cardinal Power shall specify by notice to each Drag Along Seller. At the closing of such Transfer, if applicable, each Drag Along Seller shall deliver the transfer documents evidencing the Transfer of the Common Units to be Transferred by such Drag Along Seller free and clear of any liens or encumbrances, against delivery of the applicable consideration.

12.	TERMINATION; DISSOLUTION OF COMPANY

12.1.        Termination of Membership. No Member shall resign or withdraw from the Company except that, subject to the restrictions set forth in Article 9, any Member may Transfer its Interest in the Company to a transferee and a transferee may become a Member in place of the Member assigning such Interest.

12.2.        Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events: (a) the entry of a decree of judicial dissolution under Section 18-802 of the Act, (b) the written determination of the Managing Member or (c) the disposition of all or substantially all of the Company’s assets.

12.3.        Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to wind up its affairs. A reasonable period of time shall be allowed for the orderly termination of the Company’s business, discharge of its liabilities and distribution or liquidation of the remaining assets, so as to enable the Company to minimize the normal losses attendant to the liquidation process. After paying all Liabilities of the Company and setting aside a reserve for contingent Liabilities as determined in their reasonable discretion, the Managing Member shall cause all assets of the Company to be distributed to the Members in accordance with Section 4.

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12.4.        Deemed Liquidation.

12.4.1.   Unless Members holding at least a majority of the then outstanding Common Units, which majority must include Empery for so long as Empery holds at least 20% of the then outstanding Common Units, agree in writing otherwise, any (a) merger, reorganization, consolidation or transfer which results in the voting securities of the Company outstanding immediately prior thereto, or the voting securities issued in such a transaction with respect to the voting securities of the Company outstanding immediately prior thereto, representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, reorganization, consolidation or transfer, unless Cardinal Power continues to control a majority of the voting power or (b) disposition, transfer or sale of all or substantially all of the assets of the Company, in each case ((a) or (b)), shall be deemed (other than for tax purposes) to be a liquidation of the Company (each a “Deemed Liquidity Event”). The Company shall cause any agreement or plan of merger or consolidation or agreement for sales or transfers of Common Units to provide for a rate at which the Common Units of the Company are converted into or exchanged for cash, new securities or other property which gives effect to Section 12.3.

12.4.2.   The amount deemed distributed to the Members upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the Company and/or by the acquiring person, firm or other entity. If the amount to be distributed to the Members upon any liquidation, dissolution or winding-up (including any transaction treated as such pursuant to Section 12.4.1 above) shall be other than cash, the fair market value of the property, rights or securities distributed to such holders shall be determined in good faith by the Managing Member.

12.5.        No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and Liabilities of the Company, including debts and Liabilities owed to one or more of the Members, is insufficient to return the aggregate Capital Contributions of each Member, such Member shall have no recourse against the Company, the Managing Member or any other Member.

12.6.        Cessation of Membership. This Agreement shall cease to apply to any Member upon such Member’s ceasing to hold any Common Units in the Company (such Member, a “Departing Member”), and upon such cessation, such Departing Member shall have no further rights or obligations under this Agreement, except as set forth in this Section 12.6. Notwithstanding the foregoing, the following provisions shall survive termination of this Agreement as to any Departing Member and shall continue in full force and effect in accordance with their respective terms: Section 14.1 (Successors; Delaware Law; Etc.), Section 14.2 (Notices, Etc.), this Section 12.6, and any other provision of this Agreement that by its terms expressly survives the cessation of a Member’s ownership of Common Units. For the avoidance of doubt, the cessation of this Agreement as to a Departing Member shall not release such Departing Member from any obligations or liabilities that accrued prior to such cessation, including any obligation to make payments, indemnify any Indemnified Person, or perform any covenant or agreement that, by its terms, was required to be performed on or prior to the date of such cessation. The cessation of this Agreement as to a Departing Member pursuant to this Section 12.6 shall not affect, impair, or diminish the continuing validity and enforceability of this Agreement as among the remaining Members, which shall continue in full force and effect in accordance with its terms.

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13.	AMENDMENTS TO AGREEMENT

13.1.        Amendments. This Agreement may be modified or amended, subject to Section 5.5, with the prior written consent of the Members holding a majority of the then-outstanding Common Units. Notice of any amendment shall be provided to any Member who did not consent thereto.

13.2.        Corresponding Amendment of Certificate. The Managing Member shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

13.3.        Binding Effect. Any modification or amendment to this Agreement pursuant to this Article 13 shall be binding on all Members.

14.	GENERAL.

14.1.        Successors; Delaware Law; Etc. This Agreement: (a) shall be binding upon the executors, administrators, estates, heirs and legal successors of the Members, (b) shall be governed by and construed in accordance with the laws of the State of Delaware, (c) may be executed in more than one counterpart, all of which together shall constitute one agreement and (d) contains the entire contract among the Members as to the subject matter hereof. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

14.2.        Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service) or upon transmission by electronic mail to the email address most recently furnished by the recipient for purposes of notice hereunder (so long as the sender does not receive an automated message that such email was not delivered), if so transmitted on a business day prior to 5:00 p.m. in the recipient’s time zone (and otherwise on the next business day), addressed (a) if to any Member, at the address (or email address) of such Member set forth in the records of the Company or at such other address as such Member shall have furnished to the Company in writing as the address to which notices are to be sent hereunder, (b) if to Empery, at: 3121 Eagles Nest St. Suite 120, Round Rock, TX 78665 (and by email to: treasury@emperydigital.com) and (c) if to the Company or to the Managing Member, at: [***].

14.3.        Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state and federal courts located in the State of Delaware. Each of the parties by execution hereof (a) hereby irrevocably submits to the jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he, she or it is not subject personally to the jurisdiction of the above-named court, that he, she or it is immune from extraterritorial injunctive relief or other injunctive relief, that his, her or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named court, should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 14.2 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 14.2 hereof does not constitute good and sufficient service of process. The provisions of this Section 14.3 shall not restrict the ability of any party to enforce in any court any judgment obtained in the state or federal courts located in the State of Delaware.

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14.4.        Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY AND EACH MEMBER HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

14.5.        Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

14.6.        Table of Contents, Headings. The table of contents and headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing this Agreement.

14.7.        No Third Party Rights. The provisions of this Agreement are for the benefit of the Company, the Managing Member and the Members and no other Person, including creditors of the Company, shall have any right or claim against the Company, the Managing Member or any Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

[END OF TEXT]

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THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

MEMBERS:

TexStack Infrastructure, LLC,
a Delaware limited liability company

By: /s/ Al Allred
Name: Al Allred
Title: Vice President

Volcon Epowersports LLC,
a Delaware limited liability company

By: /s/ Greg Endo
Name: Greg Endo
Title: Authorized Signatory

Solely for the purposes of acknowledging, consenting to and agreeing to be bound by the provisions of Section 3.4.6 hereof,

Empery Digital Inc., a Delaware corporation

By: /s/ Ryan Lane
Name: Ryan Lane
Title: Co-Chief Executive Officer and Chairman

Cardinal Power, LLC

By: /s/ Al Allred
Name: Al Allred
Title: Vice President

Signature page to the Amended and Restated Limited Liability Agreement

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Exhibit 3.1

MEMBERS OF THE COMPANY

Member	Initial Capital Contribution		Closing Capital Contribution
	($)	No. of Common Units	($)	No. of Common Units
Cardinal Power	$2,500,000	3	In-kind Contribution with a fair market value of $192,500,000	749,997
Empery	$2,900,000	1	$62,100,000	249,999
Total	$5,400,000	4	$254,600,000	999,996

Total No. Outstanding Common Units as of immediately following the Closing Capital Contribution:

1,000,000

Exhibit 5.4

MEETINGS OF MEMBERS

1.               Special Meetings. A special meeting of the Members may be called at any time by a Member or Members holding at least 25% of the Common Units, provided, that Empery shall be entitled to call a special meeting at any time it holds at least 20% of the Common Units; provided, further, that Empery shall not be entitled to call (or join in a request to call) more than one (1) special meeting during any six (6)-month period. Any such application shall state the purpose or purposes of the proposed meeting. Any such call shall state the place, date, hour and purposes of the meeting.

2.               Place of Meeting. All meetings of Members shall be held at such place within or without the State of Delaware as may be determined from time to time by the Managing Members. Any adjourned session of any meeting of the Members shall be held at the place designated in the vote of adjournment.

3.               Notice of Meetings. Except as otherwise provided by law, a written notice of each meeting of the Members stating the place, day and hour thereof and, in the case of a special meeting, the purposes for which the meeting is called, shall be given not less than ten (10) nor more than sixty (60) days before the meeting, to each Member entitled to vote thereat, and to each Member who, by law or by this Agreement, is entitled to notice, by leaving such notice with such Member or at such Member’s usual place of business, or by depositing it in the United States mail, postage prepaid, and addressed to such Member at such Member’s address as it appears in the records of the Company. As to any adjourned session of any meeting of the Members, notice of the adjourned meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment was taken, except that if the adjournment is for more than thirty (30) days or if after the adjournment a new record date is set for the adjourned session, notice of any such adjourned session of the meeting shall be given in the manner heretofore described. No notice of any meeting of the Members or any adjourned session thereof need be given to a Member if a written waiver of notice, executed before or after the meeting or such adjourned session by such Member, is filed with the records of the meeting or if such Member attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Members or any adjourned session thereof need be specified in any written waiver of notice.

4.               Quorum of Members. At any meeting of the Members, a quorum as to any matter shall consist of a majority of the votes entitled to be cast on the matter, except where a larger quorum is required by law or by this Agreement. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.

5.               Action by Vote. A plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law or by this Agreement. No ballot shall be required for any election unless requested by a Member present or represented at the meeting and entitled to vote in the election.

6.               Action without Meetings. Any action required or permitted to be taken by Members for or in connection with any action of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the Company having custody of the book in which proceedings of meetings of Members are recorded. Each such written consent shall bear the date of signature of each Member who signs the consent. No written consent shall be effective to take the action referred to therein unless written consents signed by a number of Members sufficient to take such action are delivered to the Company in the manner specified in this paragraph within sixty (60) days of the earliest dated consent so delivered.

If action is taken by consent of Members and in accordance with the foregoing, there shall be filed with the records of the meetings of Members the writing or writings comprising such consent. Notice of any such consent shall be provided to any holder of Common Units who did not consent thereto.

SCHEDULE A

TAX MATTERS

1.	Capital Accounts.

(a)	Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a capital account (each, a “Capital Account”) on its books and records in accordance with this Section. Each Capital Account shall be established and maintained in accordance with the following provisions:

(i)	Each Member’s Capital Account shall be increased by the amount of: (x) such Member’s contributions to the Company, including such Member’s initial contribution and any additional contributions (including Dilution Contributions); (y) any Net Income or other item of income or gain allocated to such Member pursuant to Section 2 of this Schedule A; and (z) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(ii)	Each Member’s Capital Account shall be decreased by: (x) the cash amount or Book Value of any property distributed to such Member pursuant to Sections 3.1.3, 3.4.4(a), 4 and 12.3 of the Agreement; (y) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Section 2 of this Schedule A; and (z) the amount of any liabilities of such Member assumed by the Company or that is secured by any property contributed by such Member to the Company.

(b)	Negative Capital Accounts. If any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any contributions to the Company by reason thereof, except as may be required by applicable law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of the agreement.

(c)	No Withdrawals from Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in the Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

(d)	Modifications. The foregoing provisions and the other provisions of the agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managing Member determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed to comply with such Treasury Regulations, the Managing Members may authorize such modifications.

2.	Allocations.

(a)	Allocation of Net Income and Net Loss. For each Fiscal year (or portion thereof), except as otherwise provided in the Agreement, Net Income and Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Sections 2(b) and 2(c) of this Schedule A, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (a) the Distributions that would be made to such Member pursuant to Section 12.3 of the Agreement if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company Liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such Liability), and the net assets of the Company were distributed, in accordance with Section 12.3, to the Members immediately after making sure allocations, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)	Regulatory and Special Allocations. Notwithstanding the provisions of Section 2(a) of this Schedule A:

(i)	If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal year, each Member shall be specially allocated Net Income for such Fiscal year (and, if necessary, subsequent Fiscal years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 2(b)(i) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal year (and, if necessary, subsequent Fiscal years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 2(b)(ii) is intended to comply with the “nonrecourse debt minimum gain” chargeback requirements in Treasury Regulations Section 1.704¬2(i)(4) and shall be interpreted consistently therewith.

(iii)	Nonrecourse Deductions shall be allocated to the Members in accordance with their Pro Rata Ownership, unless otherwise required by Treasury Regulations Section 1.704-2(b)(1).

(iv)	In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 2(b)(iv) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v)	The allocations set out in paragraphs Section 2(b)(i), Section 2(b)(ii), Section 2(b)(iii), and Section 2(b)(iv) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations promulgated under Section 704 of the Code. Notwithstanding any other provisions of this Section 2 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(c)	Tax Allocations.

(i)	Subject to Section 2(c)(ii), Section 2(c)(iii), and Section 2(c)(iv), all income, gains, losses, and deductions of the Company shall be allocated, for federal, state, and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 2(a) and Section 2(b) of this Schedule A, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set out in Section 2(a) and Section 2(b) of this Schedule A.

(ii)	Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code and the traditional method of Treasury Regulations Section 1.704-3, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(iii)	If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in paragraph (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.

(iv)	Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(v)	Allocations pursuant to this Section 2(c) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of the Agreement.

(d)	Allocations in Respect of Transferred Membership Interests. In the event of a transfer of Units of the Company during any Fiscal year made in compliance with the provisions of the Agreement, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Company attributable to such Units for such Fiscal year shall be determined using an interim closing-of-the-books method unless otherwise determined by the Managing Member in its reasonable discretion.

(e)	Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the provisions in the Agreement or this Schedule A relating to allocations of Profit and Loss be construed to give rise to any “capital shift” or “guaranteed payment.”

3.	Defined Terms.

Capitalized terms used in this Schedule A but not defined herein shall have the meanings ascribed to them in the Agreement. Capitalized terms in this Schedule A shall have the following meanings:

“Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each taxable year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain) and taking into account any amounts such Member is obligated or deemed obligated to restore pursuant to any provision of the agreement and the Treasury Regulations.

“Adjusted Capital Account Deficit” means, for any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Book Depreciation” means, for each Fiscal year, with respect to any Company asset, the Company’s depreciation, amortization, or other cost recovery deductions determined for U.S. federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Managing Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)	The initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b)	Immediately before the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)	The Book Value of all Company assets may, in the sole discretion of the Managing Member, be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Managing Member, as of the following times:

(i)	the acquisition of an additional membership interest in the Company by a new or existing Member in consideration for more than a de minimis contribution;

(ii)	the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s membership interest in the Company; and

(iii)	the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)	The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)	If the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Capital Account” has the meaning given in Section 1(a) of this Schedule A.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Fair Market Value” means, with respect to any asset as of any date, the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Managing Member on such factors as the Managing Member, in the exercise of their reasonable business judgment, considers relevant. The parties agree that the Fair Market Value of the in-kind Closing Capital Contribution made by Cardinal Power is the amount set forth on Exhibit 3.1.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(2), and determined in accordance with Treasury Regulations Section 1.704-2(i)(3), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i)(1), substituting the term “Member” for the term “partner” as the context requires.

“Net Income” and “Net Loss” means, for each Fiscal year or other period specified in the agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Section 703(a) of the Code (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a)	Any income realized by the Company that is exempt from federal income taxation, as described in Section 705(a)(1)(B) of the Code, shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)	Any expenditures of the Company described in Section 705(a)(2)(B) of the Code, including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Section 705(a)(2)(B) of the Code, shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)	Any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value:

(d)	Any items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)	If the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)	To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Sections 732(d), 734(b), or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Regulatory Allocations” has the meaning given in Section 2(b)(v) of this Schedule A.